Exhibit 5.1

Moomjian, Waite, Wactlar & Coleman, LLP
100 Jericho Quadrangle, Suite 225
Jericho, New York 11753

December 10, 2008

Aeroflex Incorporated
35 South Service Road
P.O. Box 6022
Plainview, NY  11803

Ladies and Gentlemen:

We have acted as counsel for each of Aeroflex Incorporated, a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) by the Company and the Guarantors with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of $225,000,000 aggregate principal amount of 11.75% Senior Notes due February 15, 2015 (the “New Notes”) and the issuance by the Guarantors of guarantees (the “New Guarantees”) with respect to the New Notes.  The New Notes and the New Guarantees are to be offered by the Company and the Guarantors, respectively, in exchange for $225,000,000 in aggregate principal amount of the Company’s outstanding 11.75% Senior Notes due February 15, 2015 and the outstanding guarantees of such notes by the Guarantors.

This opinion is being furnished in accordance with the requirements of Item 601(a)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals, telecopies or copies certified or otherwise identified to our satisfaction of each of the (i) Registration Statement and (ii) the Indenture, dated as of August 7, 2008, among the Company, the Guarantors and The Bank of New York Mellon, as Trustee (the “Indenture”). We have also examined originals, telecopies or copies certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantors and such other agreements, certificates and documents of public officials, officers and other representatives of the Company and the Guarantors and others, as we have deemed necessary as a basis for our opinion set forth below.

We have relied, without independent investigation, as to factual matters on the representations and warranties contained in the Indenture and on certifications of public officials and of officers and other representatives of the Company and the Guarantors.

We have assumed the legal capacity of all natural persons executing the Indenture and such other agreements, certificates or documents, the genuineness of all signatures thereon, the authority of all persons signing the Indenture and such other agreements, certificates and documents on behalf of the parties thereto other than officers and other representatives of the Company and the Guarantors, the authenticity of all documents submitted to us as originals, the conformity to the original of all copies, telecopies, photostatic or conformed copies and the authenticity of the originals of such latter documents.  As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and/or the Guarantors.

In rendering the opinions set forth below, we have also assumed that, with respect to parties other than the Company and the Guarantors: (i) each of the Indenture and the New Guarantees has been duly authorized by the parties thereto; (ii) the Indenture has been duly executed and delivered by each party thereto; and (iii) the Indenture constitutes a legal, valid and binding agreement of the parties thereto, enforceable against such parties in accordance with its terms.

Based on the foregoing and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that:

1.           Upon the issuance of the New Notes in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their  terms, except to the extent that the enforceability thereof may be limited by:  (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

2.           Upon the issuance of the New Guarantees in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the New Guarantees will constitute valid and binding obligations of each of the Guarantors, enforceable against such Guarantors in accordance with their terms, except to the extent that the enforceability thereof may be limited by:  (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

We hereby consent to the filing of this opinion with the SEC as an Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Moomjian, Waite, Wactlar & Coleman, LLP

Moomjian, Waite, Wactlar & Coleman, LLP

SCHEDULE I

Name	State or Other Jurisdiction of Incorporation or Organization
Aeroflex Colorado Springs, Inc.	Delaware
Aeroflex High Speed Test Solutions, Inc.	Ohio
Aeroflex/Inmet, Inc.	Michigan
Aeroflex/KDI, Inc.	Michigan
Aeroflex/Metelics, Inc.	California
Aeroflex Microelectronic Solutions, Inc.	Michigan
Aeroflex Plainview, Inc.	Delaware
Aeroflex/Weinschel, Inc.	Michigan
Aeroflex Wichita, Inc.	Delaware
Aeroflex Bloomingdale, Inc.	New York
Aeroflex International Inc.	Delaware
Aeroflex Properties Corp.	New York
AIF Corp.	Delaware
Comar Products Inc.	New Jersey
IFR Finance, Inc.	Kansas
IFR Systems, Inc.	Delaware
MCE Asia, Inc.	Michigan
Micro-Metrics, Inc.	New Hampshire